Exhibit 3(g)

THE DRESS BARN, INC.

Amendment to the
Amended and Restated Certificate of Incorporation of
The Dress Barn, Inc.

Filed: February 17, 1993
with the Secretary of State of the State of Connecticut

RESOLVED, a new Section 13 shall be added to the Certificate of Incorporation to read as follows:

Section 13

“No person who is or was Director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty as a Director in an amount that exceeds the compensation received by the Director for serving the Corporation during the year of the violation, if such breach did not (A) involve a knowing and culpable violation of law by the Director, (B) enable the Director or an associate, as defined in subdivision (3) of section 33-374d of the Connecticut Stock Corporation Act on the effective date hereof and as may be amended from time to time, to receive an improper personal economic gain, (C) show a lack of good faith and conscious disregard for the duty of the Director to the Corporation under circumstances in which the Director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation, (D) constitutes a sustained and unexcused pattern of inattention that amounted to an abdication of the Director’s duty to the Corporation or (E) create liability under section 33-321 of the Connecticut Stock Corporation Act on the effective date hereof and as may be amended from time to time. This Section 13 shall not limit or preclude the liability of a person who is or was a Director for any act or omission occurring prior to the effective date of this Section 13. Any lawful repeal or modification of this Section 13 shall not adversely affect any limitation of liability, right or protection existing hereunder of a person is or was a Director of the Corporation with respect to any breach of duty occurring prior to the effective date of such repeal or modification.”

THE DRESS BARN, INC.

Amendment to the
Amended and Restated Certificate of Incorporation of
The Dress Barn, Inc.

Filed: December 19, 2005
with the Secretary of State of the State of Connecticut

Section 3 of the Certificate of Incorporation is amended to read in its entirety as follows:

“Section 3. The designation of each class of shares, the authorized number of shares of each such class, and the par value (if any) of each such share thereof are as follows:

The total authorized capital stock of the Corporation shall consist of the following classes of stock: (a) One Hundred Thousand (100,000) shares of Preferred Stock with a par value of five cents ($.05) per share; and (b) Seventy-Five Million (75,000,000) shares of Common Stock with a par value of five cents ($.05) per share.”